Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAGALIAM ACQUISITION CORP.

Sagaliam Acquisition Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The name of the Corporation is Sagaliam Acquisition Corp.

2.	The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 31, 2021. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 20, 2021 (as amended, the “Amended and Restated Certificate of Incorporation”).

3.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

4.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least 65% of the outstanding shares of common stock at a meeting of stockholders in accordance with ARTICLE IX of the Amended and Restated Certificate of Incorporation and the provisions of Section 242 the DGCL. The approval of this Amendment to the Amended and Restated Certificate of Incorporation is intended to constitute the adoption of a plan of complete liquidation of the Corporation for U.S. federal income tax purposes unless otherwise required by applicable law.

5.	The text of Section 9.1(b) of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”), as amended from time to time (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $150,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by December 23, 2022 (the “Deadline Date”), provided, however, the Deadline Date may be extended by the Corporation by up to ten successive one month periods up to October 23, 2023 by depositing into the trust account the lesser of (x) $120,000 or (y) $0.06 per share for each public share of the Corporation that is not redeemed in connection with the special meeting of the Corporation held on December 22, 2022 for each one-month extension and (iii) the redemption of shares in connection with a vote seeking (a) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or amendments to this Amended and Restated Certificate prior thereto or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date (or any extension to the Deadline Date in accordance with the Charter) or (b) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders”.”

6.	The text of Section 9.2(d) of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended by deleting the following words:

“by the Deadline Date”

and replacing it with the following:

“by the Deadline Date (or any extension to the Deadline Date in accordance with the Charter); and

7.	The text of Section 9.7 of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended by deleting the following words:

“by the Deadline Date”

and replacing them with the words:

“by the Deadline Date (or any extension to the Deadline Date in accordance with the Charter)”

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate of Amendment to be duly executed in its name and on its behalf by an authorized officer as of this 22nd day of December, 2022.

/s/ Barry Kostiner
Barry Kostiner
Chief Executive Officer

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